PROSPECTUS and	PRICING SUPPLEMENT NO. 8
PROSPECTUS SUPPLEMENT, each	Dated October 5, 2011
Dated April 21, 2011	Registration Statement No. 333-173672
Filed Pursuant to Rule 424(b)(2)

U.S. $14,150,000,000

JOHN DEERE CAPITAL CORPORATION

MEDIUM-TERM NOTES, SERIES E

Due from 9 Months to 30 Years from Date of Issue

$500,000,000 3.150% Senior Notes Due October 15, 2021

The Medium-Term Notes offered hereby will be Fixed Rate Notes and senior securities as more fully described in the accompanying Prospectus and Prospectus Supplement and will be denominated in U.S. Dollars.

CUSIP:	24422ERH4

Date of Issue:	October 11, 2011

Maturity Date:	October 15, 2021

Principal Amount:	$500,000,000

Issue Price:	99.549%

Interest Payment Dates:	Semi-annually on each April 15 and October 15, commencing on April 15, 2012

Regular Record Dates:	The fifteenth day (whether or not a Business Day) next preceding the applicable Interest Payment Date

Interest Rate:	3.150% PER ANNUM

Redemption Provisions:	None

Plan of Distribution:

Name	Principal Amount Of Notes
Citigroup Global Markets Inc.	$150,000,000.00
J.P. Morgan Securities LLC	150,000,000.00
Merrill Lynch, Pierce, Fenner & Smith Incorporated	150,000,000.00
Banco Bilbao Vizcaya Argentaria, S.A.	16,667,000.00
BNP Paribas Securities Corp.	16,667,000.00
Morgan Stanley & Co. LLC	16,666,000.00
Total	$500,000,000.00

The above Agents have severally agreed to purchase the respective principal amount of Notes, opposite their names as principal, at a price of 99.074% plus accrued interest from October 11, 2011 if settlement occurs after that date.